Annex A

Name	Present Position at MUFG and other Present Principal Occupation or Employment
Satoko Kuwabara	Member of the Board of Directors (Outside Director) Partner of Gaien Partners, a law office which is located in Meiji Seimei Kan 4th Floor, 2-1-1 Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan
Mari Elka Pangestu

Member of the Board of Directors (Outside Director)

Vice Chair of the National Economic Council of the Republic of Indonesia, an Indonesian government economic advisory council which is located in Jl. M.H. Thamrin No.8, Jakarta 10340, Indonesia

Hiroshi Shimizu	Member of the Board of Directors (Outside Director) Chairman of Nippon Life Insurance Company, a life insurance company which is located in 1-6-6 Marunouchi, Chiyoda-ku, Tokyo 100-8288, Japan
David Sneider	Member of the Board of Directors (Outside Director)
Miyuki Suzuki	Member of the Board of Directors (Outside Director)
Koichi Tsuji	Member of the Board of Directors (Outside Director)
Teruhisa Ueda

Member of the Board of Directors (Outside Director)

Representative Director, Chairman of the Board of SHIMADZU CORPORATION, a manufacturing company which is located in 1, Nishinokyo Kuwabara-cho, Nakagyo-ku, Kyoto, 604-8511, Japan

Kenichiro Yoshida	Member of the Board of Directors (Outside Director) Executive Chairman of Sony Group Corporation, a manufacturing company which is located in 1-7-1 Konan Minato-ku, Tokyo, 108-0075 Japan
Takayuki Yasuda	Member of the Board of Directors
Norio Kanie	Member of the Board of Directors
Hironori Kamezawa	Member of the Board of Directors Chairman (Corporate Executive)
Junichi Hanzawa	Member of the Board of Directors President & Group CEO (Representative Corporate Executive)
Hiroshi Kubota	Member of the Board of Directors
Masakazu Osawa	Member of the Board of Directors
Hiroyuki Seki	Member of the Board of Directors
Yasushi Itagaki	Deputy Chairman
Fumitaka Nakahama	Senior Managing Corporate Executive
Takafumi Ihara	Senior Managing Corporate Executive
Jun Togawa	Senior Managing Corporate Executive (Representative Corporate Executive)
Hideaki Takase	Senior Managing Corporate Executive (Representative Corporate Executive)
Tadashi Yamamoto	Senior Managing Corporate Executive
Katsunori Yokomaku	Senior Managing Corporate Executive
Masatoshi Komoriya	Senior Managing Corporate Executive
Takuya Tanaka	Senior Managing Corporate Executive (Representative Corporate Executive)
Masahiro Kuniyuki	Managing Corporate Executive
Akiko Sueoka	Managing Corporate Executive
Tomoyuki Kamioka	Managing Corporate Executive
Miki Katayama	Managing Corporate Executive
Takayuki Sakurai	Managing Corporate Executive
Kensuke Tokuma	Managing Corporate Executive
Yoshiaki Ueno	Managing Corporate Executive (Representative Corporate Executive)

The present positions above are at MUFG unless noted otherwise. The business address of each of the directors and executive officers above is Mitsubishi UFJ Financial Group, Inc., 4-5, Marunouchi 1-Chome, Chiyoda-ku, Tokyo 100-8330, Japan.

Each of the directors and executive officers above is a citizen of Japan, except Mr. Sneider who is a citizen of the United States of America and Ms. Pangestu who is a citizen of Indonesia.